EXHIBIT 11

               LOMAS FINANCIAL CORPORATION AND SUBSIDIARIES

                 COMPUTATION OF EARNINGS (LOSS) PER SHARE

                                                              Six Months
                                      Year Ended June 30         Ended
                                 --------------------------
                                     1994          1993      June 30, 1992
                                 -------------  -----------  -------------

PRIMARY EARNINGS (LOSS) PER SHARE:
  Average common shares
  outstanding                       20,099,000   20,087,000     20,076,000
  Common stock equivalents under
    Nonemployee Directors Long
    Term Incentive Plan                 33,000       30,000         32,000
                                 -------------  -----------  -------------
      TOTAL SHARES                  20,132,000   20,117,000     20,108,000
                                 =============  ===========  =============

  Income (loss) from continuing
    operations                   $(108,502,000) $29,557,000  $  11,558,000
  Loss from discontinued
    operations                     (74,164,000) (17,263,000)   (29,280,000)
                                 -------------  -----------  -------------
  Net income (loss)              $(182,666,000) $12,294,000  $ (17,722,000)
                                 =============  ===========  =============

  Primary earnings (loss)
    per share:
    Income (loss) from
      continuing operations             $(5.39)       $1.47         $  .57
    Loss from discontinued
      operations                         (3.68)        (.86)         (1.45)
                                        ------        -----         ------
    Net earnings (loss)                 $(9.07)       $ .61         $ (.88)
                                        ======        =====         ======

ADDITIONAL COMPUTATION OF EARNINGS (LOSS) PER SHARE:

FULLY DILUTED EARNINGS (LOSS) PER SHARE:
  Average common shares
    outstanding                     20,099,000   20,087,000     20,076,000
  Common stock equivalents under
    Nonemployee Directors Long
    Term Incentive Plan                 33,000       30,000         32,000
                                 -------------  -----------  -------------

      TOTAL SHARES                  20,132,000   20,117,000     20,108,000
                                 =============  ===========  =============

  Income (loss) from continuing
    operations                   $(108,502,000) $29,557,000  $  11,558,000
  Loss from discontinued
    operations                     (74,164,000) (17,263,000)   (29,280,000)
                                 -------------  -----------  -------------
  Net income (loss)              $(182,666,000) $12,294,000  $ (17,722,000)
                                 =============  ===========  =============

  Fully diluted earnings (loss) per share:
    Income (loss) from
      continuing operations             $(5.39)       $1.47         $  .57
    Loss from discontinued
      operations                         (3.68)        (.86)         (1.45)
                                        ------        -----         ------
    Net earnings (loss)                 $(9.07)       $ .61         $ (.88)
                                        ======        =====         ======

     Information for the periods through December 31, 1991 related to pre-reorganization periods when the Company had a different capital structure than that of the reorganized Company. Per share data pertaining to the Company's pre-reorganization period is, therefore, not meaningful and is not presented.